UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2008

SOUTHERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6407	75-0571592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5444 Westheimer Road Houston, Texas (Address of principal executive offices)	77056-5306 (Zip Code)

Registrant's telephone number, including area code: (713) 989-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

On May 22, 2008, Southern Union Company (the “Company”) announced that the Finance Committee of its Board of Directors has authorized a program to repurchase a portion of the Depositary Shares representing ownership of its 7.55 percent Noncumulative Preferred Stock, Series A.  The Depositary Shares, each representing one-tenth of a share of the 7.55 percent Noncumulative Preferred Stock, Series A, are traded on the New York Stock Exchange under the symbol “SUG PrC”, with an aggregate market value of approximately $220 million.

Repurchases will be made at the Company’s discretion from time to time in the open market and through privately negotiated transactions, subject to market conditions, applicable legal requirements and other factors. Repurchases may begin immediately. The program may be discontinued or suspended at any time.

The Company has the ability to redeem all of the Depositary Shares at any time after October 8, 2008.  The Company currently intends, subject to customary approvals, including consent from its lenders, and subject to then prevailing market conditions and other factors, to redeem all outstanding Depositary Shares on or after October 8, 2008, at $25 per Depositary Share (plus all accrued and unpaid dividends) in accordance with the terms of its certificate of designations.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

        Exhibit No.                   Exhibit

99.1 Company’s May 23, 2008, Press Release

This 8-K includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN UNION COMPANY
(Registrant)
Date: May 23, 2008	By:	/s/ Robert M. Kerrigan, III
Robert M. Kerrigan, III
Vice President - Assistant General Counsel and Secretary

EXHIBIT INDEX

              Exhibit No.                                     Description

99.1 Company’s May 23, 2008, Press Release.